Exhibit 4.2

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

* * * * *

WAL-MART STORES, INC, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of WAL-MART STORES, INC. resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the first paragraph of article Fourth thereof so that, as amended, said paragraph shall be and read as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Five Billion, Six Hundred Million (5,600,000,000) shares, of which Five Billion, Five Hundred Million (5,500,000,000) shares shall be classified as Common Stock, of the par value of 10¢ per share (herein called “Common Stock”), and of which One Hundred Million (100,000,000) shares shall be classified as Preferred Stock of the par value of 10¢ per share (herein called “Preferred Stock”).”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said WAL-MART STORES, INC. has caused this certificate to be signed by Robert K. Rhoads, its Vice President and attested by J. Scott Melton, its Assistant Secretary, this 19th day of August, 1991.

By:	/s/ Robert K. Rhoads
Robert K. Rhoads,
Vice President

ATTEST

By:	/s/ J. Scott Melton
J. Scott Melton,
Assistant Secretary

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